Filed pursuant to Rule 424(b)(3)

Registration No.: 333-279343

PROSPECTUS SUPPLEMENT No. 2

(to the Prospectus dated June 5, 2024, as supplemented by

Prospectus Supplement No. 1 dated June 14, 2024)

5,064,570 Shares of Common Stock

This prospectus supplement No. 2 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form S-1, effective as of June 5, 2024, as supplemented by Prospectus Supplement No. 1, dated June 14, 2024 (as supplemented from time to time, the “Prospectus”), related to the resale by the selling stockholders identified in the Prospectus of up to an aggregate of 5,064,570 shares of our common stock, par value $0.001 per share (the “Common Stock”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “CRVO.” The last reported closing price of our Common Stock on the NASDAQ Capital Market on July 11, 2024, was $15.93.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is July 12, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

___________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

July 11, 2024

Date of Report (Date of earliest event reported)

CervoMed Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37942	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Park Plaza, Suite 424 Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

s telephone number, including area code: (617) 744-4400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CRVO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01         Other Events

On July 11, 2024, CervoMed Inc. (the “Company”) issued a press release announcing its intention to host a virtual key opinion leader event related to neflamapimod for the treatment of patients with dementia with Lewy bodies on July 23, 2024. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                  Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
99.1	Press Release, issued July 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2024	CervoMed Inc.

	By:	/s/ William Elder
	Name:	William Elder
	Title:	Chief Financial Officer & General Counsel